UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 2, 2014 (September 30, 2014)

Global Medical REIT Inc.
(Exact name of registrant as specified in its charter)

Nevada	8091371022	46-4757266
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4800 Montgomery Lane, Suite 450 Bethesda, MD	20814
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 202-524-6851

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2014, the Board of Directors of Global Medical REIT Inc. (the “Company”) appointed David A. Young as Director, Jeffrey Busch as Director, Tong Wan Chan as Director, and Donald McClure as Chief Financial Officer to hold office until the next annual meeting of shareholders and until their successor is duly elected and qualified or until his resignation or removal.

David Young

Mr. Young currently serves as the Company’s CEO. Mr. Young is a 35-year veteran of healthcare real estate. Mr. Young was the founder and CEO of Global Medical Realty Trust, which focused on sponsored development and equity lease financing of market leading healthcare real estate. As the Senior Vice President of Business Development at GE Capital between 2004 and 2008, Mr. Young organized, co-launched and grew GE Capital’s first acute medical real estate financing initiative.

Over the years, Mr. Young has built a strong track record developing several successful NYSE-listed healthcare REITs such as Windrose Medical Properties, the core assets of which he grew from start-up to over US$500 million. He also grew the portfolio of Healthcare Property Investors, Inc. from US$300 million to over US$3.5 billion, and its net earnings from US$27 million to US$91 million, delivering an internal rate of return of 23% per annum over his ten-year tenure.

Jeffrey Busch

Jeffrey Busch has been an active investor in the real estate industry since 1985. He has developed numerous properties in various asset classes, owning and managing real estate in several states, including rental housing, hotels and a wide variety of commercial real estate.

Mr. Busch later served as President of Safe Blood International Foundation, where he oversaw the establishment of medical facilities in 35 developing nations, funded by the U.S. Center for Disease Control and USAID among others.

Mr. Busch is a graduate of the New York University Stern School of Business, holds a Masters of Public Administration from New York University, and a Doctor of Jurisprudence from Emory University.

Tong Wan Chan

Mr. Tong Wan Chan (“Mr. Tony Chan”) serves as the Managing Director of Heng Fai Enterprises, Ltd., (“Heng Fai”) the Company’s majority shareholder. He joined Heng Fai as a Non-Executive Director in January 2000, re-designated as an Executive Director in September 2002 and was appointed as Managing Director in August 2003. As the Managing Director of Heng Fai, Mr. Tony Chan oversees the Heng Fai’s principal strategic investments activities in both publicly-listed and private companies. Mr. Tony Chan’s father is Fai H. Chan, also a director of the Company.

Mr. Tony Chan has over 15 years of experience in investment banking-related vocations and specialized in Asian equity financial products for two international investment banking firms, originating and dealing in listed and over-the-counter structured products. He has also acted as a securities’ principal in a U.S. NASD-licensed brokerage house. Mr. Tony Chan was an Executive Director of SingHaiyi Group Ltd.

Mr. Tony Chan graduated from the University of British Columbia with a Bachelor of Commerce degree (honors) with a Finance specialization.

Through his position with Heng Fai, Mr. Tong Wan Chan controls Heng Fai. As of October 2, 2014, Heng Fai owns 604,654 common shares (approximately 99.5%) of the Company.

Donald McClure

Mr. McClure is a real estate business professional, leader, trainer, advisor and entrepreneur. In his professional career he is known for taking the lead roles in organizational development efforts and large-scale projects.

Mr. McClure’s experience covers many functional areas of finance and accounting, including Policy and Procedure development, Compliance, Internal Controls, Acquisition Due Diligence, Ratio Reporting, SEC Reporting, GAAP Financials, Accounts Receivable, Accounts Payable, Fixed Assets, Contract Implementation, Billing, Payroll, Revenue/Expense Planning, Budgets and Reporting.

Mr. McClure has extensive experience in operational business development creating policy and procedures specific to REIT compliance to prevent fraud and material errors. His core real estate business experience covers Residential, Office, Retail, Medical Office and Industrial asset classes, as well as ground-up development projects. He is well-versed in Housing and Urban Development, Tax Credit, Bond Deals, Condominium and Home Owner's Association issues. Mr. McClure served as the Accounting Manager of Washington Real Estate Investment Trust (NYSE/WRE), the oldest REIT in the country, with an established track record of consecutive dividend distributions.

Mr. McClure also served as the CFO/Controller of Quantum Real Estate Management. Mr. McClure brings experience working with the "Big Four" accounting firms, along with many local firms, having been engaged in over 300 client-side quarterly, interim and year-end audits. Mr. McClure holds a Bachelor of Science in Finance from North Carolina A&T State University, and a Masters of Business Administration from Keller School of Management. He is currently pursuing his doctorate in International Finance at Walden University.

The board of directors appointed Mr. Young, Mr. Busch, Mr. Tong Wan Chan and Mr. McClure in recognition of their abilities to assist the Company in expanding its business and the contributions they can make to the Company’s strategic direction. Mr. Young, Mr. Busch, and Mr. Chan have not yet been appointed to any board committees.

The Company has not entered into any compensation arrangements with Mr. Young, Mr. Busch, Mr. McClure and Mr. Chan. With the appointment of Donald McClure as Chief Financial Officer, Mr. Conn Flanigan is resigning as Chief Financial Officer. Mr. Flanigan is not resigning due to any disagreement with the Company, and will continue to serve the Company as Secretary, General Counsel, and as a member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Medical REIT Inc.

Date: October 2, 2014	By: /s/ Conn Flanigan
Conn Flanigan, Secretary

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